FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2016

MCPI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54770	45-0704149
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13601 Preston Rd. Ste. E-202 Dallas, TX		75240
(Address of Principal Executive Office)		(Zip Code)

Registrant's telephone number, including area code:  214-666-8364

454 SW Coast Highway, Newport, OR  97365
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Material Definitive Agreement

On November 28, 2016, MCPI, Inc. (the “Registrant”) entered into a Material Definitive Agreement.  Under the terms of the Agreement, the Registrant will issue 284,580,000 shares of its common stock to Armada Mining, Inc., an Arizona corporation, in exchange for rights and interests in mining properties in the historic Tombstone Mining District.  The Registrant will acquire rights and interests to approximately 3,800 acres of contiguous mineral leases, including some property acquired in fee simple, and ownership of 100% of Tombstone Development Company, which was formed in 1933, and is believed to be the oldest continually operating mining company in Arizona.  A copy of the Agreement is furnished herewith.  Subject to financing and various regulatory approvals, the Registrant intends to commence development of these properties by processing previously mined materials for silver, as well as precious and base metals; by reopening and developing existing mines using modern equipment and techniques; and by completing an existing drill/test grid to establish the boundary of producible ore bodies, in anticipation of a Bankable Feasibility Study and further development.

Item 2.01 – Completion of Acquisition or Disposition of Assets

See above.  The mining rights and interests identified will be acquired from Armada.  Although some of these rights and interests are nominally held in the names of Armont Mining Corp., Sandwich JV or John T. Bauska (who is also President and CEO, as well as a controlling shareholder of Armada), their ownership resides in Armada.

Item 5.01 – Changes in Control of Registrant

Under the terms of the Agreement, the Registrant will issue 284,580,000 shares of its common stock to Armada in exchange for certain of its assets, which will result in Armada owning approximately 85% of the Registrant post-transaction.  Armada reports that it anticipates exchanging a portion of these shares with existing shareholders; using a portion to satisfy obligations to related parties and others; and using a portion to finance other operations.  The Parties have agreed that Registrant’s current management will appoint new directors and resign upon completion of a brief transition period.  The Registrant also contemplates a name change, pending approval by the Nevada Secretary of State.

Item 9.01 – Financial Statements and Exhibits

The Registrant expects this results of this transaction will be fully integrated and assumed into its financial statements prior to December 31, 2016, so that it will be reported upon as part of the normal year-end audit cycle, and the requirements of Form 8-K can be incorporated into the Registrant’s next Form 10-K.  The Registrant understands that such plan will require its Form 10-K to be filed prior to the due date, and currently anticipates meeting this accelerated schedule.   Because the rights and interests covered by the Agreement were acquired by Armada, its predecessors, or other related persons over an extended period, in both cash and non-cash transactions, the Parties anticipate requirement of a Fair Value Report as part of the audit process, and have agreed to work together in preparation thereof.   Furthermore, because, among many reasons, Armada will continue to pursue its business and this is not a liquidating transaction for Armada, the Parties do not anticipate a requirement that Armada’s financial statements be audited under the Sale of Business standards.  If such contingency develops, or the Fair Value Report cannot be obtained, the Registrant is uncertain as to whether an audit of Armada’s financial statements can be completed in a timely manner, which could have a negative impact on its ability to file the referenced reports in accordance with this accelerated schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MCPI, INC.

November 28, 2016	/s/ R. Wayne Duke
R. Wayne Duke, CEO